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                                                                   EXHIBIT 10.41

American Broadcasting Companies, Inc.                                [LOGO]

                                           July 26, 1999


Granite Broadcasting
Attn: W. Don Cornwell
767 Third Avenue, 28th Floor
New York, NY 10017

Dear Mr. Cornwell:

        This will constitute an Amendment to the Primary Television Affiliation Agreement between American Broadcasting Companies, Inc. ("ABC" or "we") and KNTV License, Inc. ("KNTV") or "you") dated January 3, 1996 (the "Agreement").

        You and we agree that the Agreement shall terminate effective midnight at the end of the day July 2, 2000 on the following terms:

        1. We agree to pay you, in addition to all other compensation due to you pursuant to the Agreement, the total sum of $14 million within ten (10) days of execution of the Amendment. It is agreed that the Amendment will be executed no later than September 1, 1999.

        2. Each party shall continue to enjoy its respective rights under the Agreement and to be subject to its respective obligations under the Agreement until the time of termination herein provided.

        3. Neither party shall have any continuing obligation under the Agreement subsequent to the time of termination, provided that ABC shall be obligated to pay you any compensation owing to you pursuant to Schedule A for broadcasting network sponsored programs prior to termination, and further provided that the reciprocal indemnification obligations set forth in paragraph VI.S. of the Agreement shall continue with respect to materials broadcast prior to termination.

        4. You and we agree to keep confidential the existence and terms of this Amendment until a mutually agreeable date which shall be on or about September 1, 1999. It is contemplated that the termination of KNTV's ABC network affiliation will be announced at that time by means of a joint press release or announcement or separate press releases or announcements approved by both parties.
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Granite Broadcasting                -2-                         July 26, 1999



5. You and we agree to cooperate to insure an orderly transition in the shift of ABC network service from KNTV to ABC's new affiliate in the market.


     If the foregoing is in accordance with your understanding, please indicate your consent by signing the space provided below.

                                   Sincerely yours,


                                   American Broadcasting Companies, Inc.


                                   By:____________________________

                                   Title:___________________________


Accepted and Agreed to by:

KNTV License, Inc.

By:__________________________

Title:_________________________